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
                                                                                SHARES OF COMMON
                                                                               STOCK ISSUABLE UPON
                                                                 NUMBER OF        CONVERSION OF
                                                                 PREFERRED          PREFERRED
                       SELLING HOLDERS                           SECURITIES        SECURITIES
-------------------------------------------------------------    ---------     -------------------
Bancroft Convertible Fund, Inc...............................       22,000             15,140
Commonwealth Life Insurance Company (Teamsters -- Camden
  Non-Enhanced)(1)...........................................       40,000             27,528
Cowen & Company..............................................       25,000             17,205
Ellsworth Convertible Growth and Income Fund, Inc............       22,000             15,140
Goldman, Sachs & Co(1).......................................        8,000              5,506
J.M. Hull Associates, L.P....................................        7,000              4,817
JMG Convertible Investment L.P.(1)...........................       15,000             10,323
JP Morgan Investment.........................................       30,000             20,646
Lehman Brothers Inc..........................................      712,650            490,446
Millennium Trading Co., L.P.(1)..............................       15,000             10,323
NatWest Securities Corp......................................       12,600              8,671
Paloma Securities L.L.C.(1)..................................       10,000              6,882
Retail Clerks Pension Trust..................................       20,000             13,764
Smith Barney Inc.............................................       65,000             44,733
Tribeca Investments, L.L.C...................................      516,000            355,111
UBS Securities LLC(1)........................................       25,000             17,205
                                                                 ---------          ---------
          Total..............................................    1,545,250          1,063,441
                                                                 =========          =========

---------------

(1) In addition to the securities included elsewhere in this Prospectus with respect to such holders.

Note: The lists of selling holders set forth in this Prospectus contain certain typographical errors as follows: the aggregate number of Preferred Securities and Shares of Common Stock Issuable Upon Conversion of Preferred Securities set forth in this Prospectus (i) for McMahan Securities Company, L.P. should be 15,000 and 10,323, respectively, instead of 24,500 and 16,861, respectively, (ii) for SBC Warburg, Inc. should be 91,500 and 62,970, respectively, instead of 111,500 and 76,734, respectively, and (iii) for Swiss Bank Corporation London Branch should be 285,000 and 196,137, respectively, instead of 500,000 and 344,100, respectively.

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